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                                                               Exhibit (a)(1)(M)


                                                               NEWS RELEASE
                                                               30TH JULY 2001

          MISYS PLC ANNOUNCES COMPLETION OF TENDER OFFER FOR SUNQUEST
                            INFORMATION SYSTEMS INC.

Misys plc today confirmed that its tender offer for Sunquest Information Systems Inc., a leading provider of clinical systems to hospitals and other acute care facilities in the United States, has been declared unconditional, with 15,495,456 shares tendered, totaling over 91% of Sunquest's fully-diluted share capital and over 99% of the issued and outstanding shares of Sunquest.

The tender offer, made on 29 June for all of Sunquest's shares at $24 per share and valuing Sunquest at approximately $404 million, expired at 12:00 midnight, EST, on 27 July, 2001. Misys will acquire the outstanding shares over the next few days through a "cash-out" merger under US law.

Sunquest will form part of the Misys Healthcare Division, alongside Medic Computer Systems. Its acquisition consolidates Misys' position as a leader in US healthcare IT and establishes a footprint in the acute care sector. The Healthcare Division will comprise around 2,400 employees, serving 85,000 physicians, 700 homecare agencies and 1,200 hospitals, with revenues topping $400 million, placing Misys among the top 10 healthcare IT companies in the US.

Kevin Lomax, Misys Chairman, said:

"The acquisition of Sunquest is a major step forward for Misys as we develop advanced IT services for the US healthcare industry. Combining Sunquest with Medic, we can now offer customers a broad complementary range of products and services, with particular strength in clinical solutions."

Mr. Lomax added:

"This reinforces the strategic value we place on deriving our revenue from selected markets with wide geographic spread and different economic exposures, while still enjoying the benefits of a common business model, management style and shared technology base."

                                    - ENDS -
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FOR FURTHER INFORMATION, PLEASE CONTACT:

ALASTAIR MACDONALD OR PAUL CHARLES        Amy Ferretti
CORPORATE COMMUNICATIONS, MISYS           Sunquest Information Systems, Inc.
TEL:  020 7368 2300                       Tel: (520) 570-2000
                                          Email: amy.ferretti@sunquest.com

EDITOR'S NOTES:

     -    ABOUT MISYS PLC

         Misys plc, a FTSE-100 company, is one of the world's leading applications software products companies. Misys develops and licences a variety of software products to customers in the international banking and securities, US healthcare, and UK retail financial services sectors. The group aims to partner with its customers to improve business processes through the development, integration and delivery of industry specific IT solutions. For the year ended 31 May 2001, Misys reported revenues of L849m and operating profits, from continuing operations, of L140m. Misys employs nearly 6,000 people internationally.

     -    ABOUT SUNQUEST INFORMATION SYSTEMS, INC.

         Sunquest Information Systems, Inc. is a market leader in clinical data management with more than 1,250 sites worldwide. Sunquest designs, develops, and supports a comprehensive suite of information products for hospitals, independent laboratories and healthcare networks to include laboratory, radiology, and pharmacy systems. Sunquest uses open systems that are scalable to any size hospital or healthcare network. Sunquest was co-founded in 1979 as a provider of Laboratory Information Systems. Sunquest is based in Tucson, Arizona and employs over 900 people.

     -    ABOUT MEDIC COMPUTER SYSTEMS

         Medic Computer Systems is based in Raleigh, North Carolina and employs 1,400 people. It is one of the USA's leading practice management and clinical systems vendors, serving over 85,000 physicians with more than 12,000 installations. Medic products include practice management system +MEDIC Tiger, and AutoChart, the advanced Electronic Medical Records system. Medic saw profits increase by 9 percent to $53 million on revenue of $272 million in the fiscal year ending May 31, 2001.



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